EXHIBIT 99.1



                                October 18, 2002

Indian River Banking Company
For Immediate Release
Contact:  Andy Beindorf (772) 563-2329

Indian River Banking Company announced the financial results for the third quarter ending September 30, 2002. The third quarter after tax earnings were approximately $1.4 million compared to $1.0 million for the third quarter of 2001, an increase of 38.3 %. Earnings for the first nine months ending September 30, 2002 were $ 4.2 million compared to $2.4 million for 2001, an increase of
78.1 %. Earnings per share were $.72, as compared to $.52 for the same period of 2001. Earnings per share for the first nine months of 2002 were $2.18, compared to $1.22 for the first nine months of 2001.

The total assets of Indian River National Bank, subsidiary of Indian River Banking Company, were $427 million as of September 30, 2002, compared to $378 million as of September 30, 2001, an increase of 12.8%.

Andy Beindorf, President and CEO, indicated that Indian River Banking Company's increase in earnings is attributed to growing its relationship accounts, increase in the bank's net interest margin, and strong residential mortgage loan origination. Also, Beindorf confirmed that Indian River National Bank expects to open its 8th branch in the first quarter of 2003. The new branch will be located at the intersection of Sarno and Wickham Road in Melbourne, Florida.

Indian River National Bank, the primary subsidiary of Indian River Banking Company, was founded in 1985 and is one of Florida's fastest growing community banks. With more than $400 million in assets, the locally owned independent bank serves Indian River and Brevard counties with 7 offices from Vero Beach to Rockledge. Indian River National Bank specializes in small business banking, in addition to traditional banking services. Financial services offered include: consumer, commercial, and residential lending as well as internet banking. Investment services are offered through Fiserv Investor Services, Inc.

For further information, you may access our website at www.irnb.com.